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                               FORMATION AGREEMENT

                                      AMONG

                      BERTELSMANN AG, BOL.US ONLINE, INC.,

                              BARNES & NOBLE, INC.,

                            barnesandnoble.com inc.,

                  B&N.com Holding Corp. and B&N.com Member Corp

                   Effective As of 11:59 PM, October 31, 1998


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                               FORMATION AGREEMENT

         This FORMATION AGREEMENT is dated as of November 12, 1998 (the "Closing Date"), but effective as of 11:59 PM on October 31, 1998 (the "Effective Date"), by and among Bertelsmann AG, an Aktiengesellschaft organized and existing under the laws of Germany, with offices located at Carl-Bertelsmann-Strasse 270, 33311 Gutersloh, Germany ("BAG"), BOL.US Online, Inc., a Delaware corporation, with offices located at 1540 Broadway, New York, New York 10036 ("USO"), Barnes & Noble, Inc., a Delaware corporation, with offices located at 122 Fifth Avenue, New York, New York 10011 ("BN"), barnesandnoble.com inc., a Delaware corporation, with offices located at 76 Ninth Avenue, New York, New York 10011 ("Transferor"), B&N.com Member Corp., a Delaware corporation, with offices located at 76 Ninth Avenue, New York, New York 10011 ("B&N.com Member") and B&N.com Holding Corp., a Delaware corporation, with offices located at 122 Fifth Avenue, New York, New York 10011 ("B&N.com Holding").

                              W I T N E S S E T H:

         WHEREAS, BN is the sole shareholder of each of the Transferor and B&N.com Holding, and Transferor is the sole shareholder of B&N.com Member;

         WHEREAS, the Transferor has, as of October 31, 1998: (i) formed barnesandnoble.com llc, a Delaware limited liability company (the "Company");
(ii) contributed all of its assets (except its interests in NuvoMedia, Inc. and B&N.com Member) and liabilities to the Company in exchange for a one hundred percent (100%) Membership Interest (as hereinafter defined); and (iii) transferred a one percent (1%) Membership Interest to B&N.com Member;

         WHEREAS, USO intends, as of the Closing Date, to pay the Transferor Seventy-Five Million Dollars ($75 million) for a 21.42857% Membership Interest;

         WHEREAS, USO intends, as of the Closing Date, to make a capital contribution to the Company in exchange for an additional 28.57143% Membership Interest, which, together with the 21.42857% Membership Interest referred to above, would give USO an aggregate fifty percent (50%) Membership Interest;

         WHEREAS, immediately subsequent to the payments described above, but immediately prior to the execution of the Limited Liability Company Agreement (as hereinafter defined), each of Transferor and B&N.com Member Corp. intend to assign all of their Membership Interests (which together will aggregate a fifty percent (50%) Membership Interest) to B&N.com Holding;

         WHEREAS, as of the Closing Date, immediately subsequent to the assignment referred to above, BN, B&N.com Holding, BAG and USO intend to enter into the Limited Liability Company Agreement, in order to set forth the rights and obligations of the members of the Company; and

         WHEREAS, the parties hereto desire to set forth, inter alia, the terms and conditions of their agreements and understanding concerning their respective undertakings to effectuate the payments and contributions to be made by USO in exchange for its fifty percent (50%) Membership Interest and the entering into of the Limited Liability Company Agreement.

         NOW, THEREFORE, in consideration of the premises and of the


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respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         The following terms shall, for the purposes of this Agreement, have the following meanings (terms defined in the singular or the plural include the plural or the singular, as the case may be):

         Section 1.1 "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, that Person. For purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. In the case of BOL, the term "Affiliates" shall include all Persons in which BOL directly or indirectly owns an equity interest to the extent such Person operates under the name BOL (or a derivative thereof) provided that no Restricted Transferee (as defined in the Limited Liability Company Agreement) owns an interest therein.

         Section 1.2 "BN Contribution Schedule" shall mean the schedule of assets and liabilities that Transferor will contribute or cause to be contributed to the Company in the form annexed as Schedule 1.2 to the Disclosure Letter which shall describe specifically the contracts, software, leases and liabilities being contributed, as well as other assets and liabilities of Transferor in general terms, as included in the Financial Statements (as modified through the Closing Date).

         Section 1.3 "BOL" shall mean BOL.Global, Inc., a corporation organized under the laws of Delaware.

         Section 1.4 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

         Section 1.5 "Closing Date" shall have the meaning assigned to such term in the first paragraph of this Agreement.

         Section 1.6 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         Section 1.7 "Code Affiliate" shall mean any Person which could be treated as a single employer along with the Transferor or the Company under
Section 414(b) or (c) of the Code.

         Section 1.8 "Disclosure Letter" shall mean that Disclosure Letter dated the date hereof prepared by Transferor to which the Schedules referred to herein are attached.

         Section 1.9 "Employee Plan" shall have the meaning assigned to such term in Section 4.1(q)(i) of this Agreement.

         Section 1.10 "Encumbrance" shall mean any mortgage, pledge, security interest, lien, restriction on use or transfer, other than those


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imposed by law, voting agreement, adverse claim or encumbrance or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or similar law of any jurisdiction.

         Section 1.11 "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         Section 1.12 "Environmental, Health, and Safety Liabilities" shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

         Section 1.13 "Environmental Law" shall mean any legal requirement that requires or relates to:

                (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human


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health or the Environment when used or disposed of;

                (e) protecting resources, species, or ecological amenities;

                (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         Section 1.14 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         Section 1.15 "Facilities" shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by the Transferor or the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Transferor or the Company.

         Section 1.16 "Fulfillment Agreements" shall mean each of the Fulfillment Agreements between the Company and BOL (or its Affiliates), regarding the fulfillment by the Company and BOL (or its Affiliates) of certain customer product orders, each of which shall be negotiated in good faith after the Closing Date.

         Section 1.17 "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

         Section 1.18 "Governmental Body" shall mean any domestic or foreign national, state or municipal or other local government or multinational body (including, but not limited to, the European Union), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory authority thereunder and any corporation, partnership or other entity directly or indirectly owned by or subject to the control of any of the foregoing.

         Section 1.19 "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         Section 1.20 "Limited Liability Company Agreement" shall mean the Amended and Restated Limited Liability Company Agreement by and between B&N.com Holding, USO, BAG and BN, to be entered into at the Closing as the same may be amended or modified from time to time in accordance with the terms thereof.


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         Section 1.21 "Members" shall mean B&N.com Holding, USO and all other
Persons who become members of the Company in accordance with the terms of the Limited Liability Company Agreement, and the term "Member" shall mean any of them.

         Section 1.22 "Membership Interest" shall mean a Member's entire interest in the Company, including, but not limited to, (i) the Percentage Interest now or hereafter owned by it; (ii) its share in any Net Income, Net Loss and any distributions of the Company; and (iii) its right to participate in the management of the Company or any other decision of the Members pursuant to the Limited Liability Company Agreement.

         Section 1.23 "Name License Agreements" shall mean each of the agreements between the Company and BOL and between the Company and BN College (as defined in the Limited Liability Company Agreement) relating to the right to use the trade names, trademarks and domain names associated with BOL and "Barnes and Noble," respectively.

         Section 1.24 "Net Profits" and "Net Losses" shall mean the income and loss of the Company as determined in accordance with the accounting methods followed by the Company for Federal income tax purposes including income exempt from tax and described in Code Section 705(a)(1)(B), treating as deductions items of expenditure described in, or under Treasury Regulations deemed described in, Code Section 705(a)(2)(B) and treating as an item of gain (or loss) the excess (deficit), if any, of the fair market value of distributed property over (under) its book value. Depreciation, depletion, amortization, income and gain (or loss) with respect to Company assets shall be computed with reference to their book value rather than to their adjusted basis in the Company.

         Section 1.25 "Occupational Safety and Health Law" shall mean any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         Section 1.26 "Percentage Interest" shall mean a Member's aggregate economic percentage interest in the Company as set forth on Schedule I to the Limited Liability Company Agreement as each such percentage may be adjusted from time to time in accordance with the Limited Liability Company Agreement.

         Section 1.27 "Permitted Encumbrances" shall mean:

                (a) such matters as are set forth in Schedule 1.27 of the Disclosure Letter; and

                (b) (i) Encumbrances reflected in the financial statements of the Company which have been delivered to USO pursuant to this Agreement (including, but not limited to, purchase money liens which are not overdue as of a particular date or which are being contested in good faith), (ii) Encumbrances arising out of contracts entered into in the ordinary course of the Business (as defined in the Limited Liability Company Agreement), (iii) mechanics', materialmen's or similar inchoate liens relating to liabilities not yet due and payable and (iv) liens for current taxes not yet delinquent, to the extent the validity thereof is being contested in good faith by


                                      - 5 -

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appropriate proceedings, which proceedings have the effect of preventing foreclosure or enforcement of such liens and where adequate reserves are established and maintained in accordance with GAAP.

         Section 1.28 "Person" shall mean an individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or a Governmental Body.

         Section 1.29 "Related Person" shall mean with respect to a particular individual:

                (a) each other member of such individual's family;

                (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's family;

                (c) any Person in which such individual or members of such individual's family hold (individually or in the aggregate) an interest equal to or in excess of twenty percent (20%); and

                (d) any Person with respect to which such individual or one or more members of such individual's family serves as a manager, director, officer, partner, executor or trustee (or in a similar capacity).

         Section 1.30 "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

         Section 1.31 "Software Licenses" shall mean the Software License between the Company and BOL relating to the exploitation of software owned by the Company and the Software License between the Company and BOL relating to the exploitation of software owned by BOL.

         Section 1.32 "Taxes" shall mean any federal, state, local or foreign income, receipts, sales, franchise, ad valorem, profits, license, lease, use, payroll, withholding, employment, property, excise, occupation, customs, duties or other tax, fee or assessment of any kind whatever, including penalties thereon.

         Section 1.33 "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

         Section 1.34 "Threat of Release" shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         Section 1.35 "Transfer" shall mean any sale, assignment, conveyance, transfer, donation or any other means to dispose of, or pledge,


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hypothecate or otherwise encumber in any manner whatsoever, or permit or suffer any Encumbrance of any interest in the Company (whether profits, management or Percentage Interest).

                                   ARTICLE II

                           FORMATION AND CONTRIBUTIONS

         Section 2.1 Transferor Contribution. As of the Effective Date, Transferor has: (i) formed the Company; (ii) contributed to the Company all of Transferor's assets (except for its interests in NuvoMedia, Inc. and B&N.com Member) and liabilities in exchange for a one hundred percent (100%) Membership Interest; and (iii) transferred a one percent (1%) Membership Interest to B&N.com Member. The Company shall have assumed all of the liabilities of Transferor, subject to and consistent with the terms and conditions of this Agreement.

         Section 2.2 USO Payment. On the Closing Date, USO agrees to pay Transferor (or its designee), in immediately available funds by wire transfer to an account designated by Transferor, Seventy-Five Million Dollars ($75 million) for a 21.42857% Membership Interest.

         Section 2.3 Additional USO Payment to Transferor. Within twenty (20) days after receipt of notice from Transferor certifying the occurrence of the sale of stock to the public, on a nationally recognized stock exchange, pursuant to an initial public stock offering in a corporation which owns at least twenty percent (20%) (or such lesser percentage to which the parties hereto mutually agree) of the Membership Interest (or any other entity formed for purposes of taking the Business of the Company public), USO shall pay to BN the Additional Sum (as hereinafter defined) provided that such amount shall be payable only if the value of the Membership Interest owned beneficially by USO (as of and after giving effect to such offering) based on the value ascribed to the Company in such offering (on a fully diluted basis taking into consideration, inter alia, such stock offering) (the "Value") is in excess of the total investment of USO (as of the date of the consummation of the public offering) in the Company (i.e. $225 million plus all capital contributions, if any, made by USO pursuant to
Section 5.3 of the Limited Liability Company Agreement) less all capital returned to USO as of or prior to such time, including capital returned out of the proceeds of the initial public offering (the "Investment"). The term "Additional Sum" shall mean the lesser of: (i) Twenty-Five Million Dollars ($25 million); or (ii) the amount of the Value less the Investment. The obligation of USO to make payment under this Section 2.3 shall expire if an initial public stock offering is not consummated prior to December 31, 2001 and USO shall not thereafter have any obligation to make payment by reason of this Section unless notice is given by Transferor (or its Affiliate), in accordance with the foregoing, prior to such date.

         Section 2.4 USO Contribution.

                (a) As of the Closing Date, USO agrees to contribute (or shall be deemed to have contributed) to the Company, in exchange for an additional 28.57143% Membership Interest (which, together with the 21.42857% Membership Interest described in Section 2.2, will give USO an aggregate fifty percent (50%) Membership Interest), One Hundred Fifty Million Dollars ($150 million) in cash, in immediately available funds, by wire transfer to accounts designated by the Company as set forth in Section 5.1(b) of the


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Limited Liability Company Agreement.

                (b) Subject to the terms and conditions set forth in this Agreement, USO shall make contributions to the Company as set forth in Section
5.3 of the Limited Liability Company Agreement in accordance with the terms and conditions of the Limited Liability Company Agreement.

         Section 2.5 Transferor Assignment. Immediately subsequent to the USO payments described in Sections 2.2 and 2.4, but immediately prior to the execution of the Limited Liability Company Agreement, each of Transferor and B&N.com Member shall assign all of their Membership Interests (which together shall aggregate a fifty percent (50%) Membership Interest) to B&N.com Holding.

         Section 2.6 Closing Obligations. At the Closing:

                (a) Transferor shall deliver or cause to be delivered to USO:

                       (i) evidence of the formation and good standing of the Company;

                       (ii) a certificate representing fifty percent (50%) of the Membership Interest, free and clear of Encumbrances, duly issued in the name of USO;

                       (iii) the Limited Liability Company Agreement, executed by Transferor; and

                       (iv) each of the Name License Agreement, Software Licenses, Amended and Restated Services Agreement with BN, Amended and Restated Services Agreement with Marboro, Amended and Restated Database and Software License Agreement, Contribution, Assignment and Assumption Agreement, and Supply Agreement to which BN (or any Affiliate) is a party, duly executed by BN (or its Affiliate which is a party thereto) and the Company.

                (b) USO shall deliver or cause to be delivered to Transferor:

                       (i) the payment described in Section 2.2;

                       (ii) the capital contribution described in Section
2.4(a);

                       (iii) the Limited Liability Company Agreement, executed by USO; and

                       (iv) each of the Name License Agreement and Software Licenses to which USO (or any Affiliate) is a party, duly executed by USO (or its Affiliates) and the Company.

                                   ARTICLE III

                                     CLOSING

         Section 3.1 Closing. The Closing of the transactions contemplated by this Agreement relating to the transfer of Membership Interests to USO shall take place on November 12, 1998 ("Closing Date"), at 1290 Avenue of the Americas, 31st Floor, New York, New York, or at such other


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time, date and place as the parties hereto may agree.

         Section 3.2 Deliveries. At the Closing, each of USO and Transferor shall make (or cause to be made) the deliveries described in Section 2.6.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1 Representations and Warranties of Transferor. Transferor represents and warrants to USO that, as of the Effective Date and the Closing Date, with the exception of actions taken to consummate the transactions described in or contemplated by this Agreement, each of the following statements are true and correct:

                (a) Organization and Existence. BN and the Transferor are each duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of BN and the Transferor has full corporate power and authority to own and lease the properties and assets it now owns and leases and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted. Each of BN and the Transferor is in good standing and duly qualified to conduct its business as a foreign corporation in each of the jurisdictions in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where any failure to be so qualified would not have a material adverse effect.

                (b) Authority and Approval. Transferor has the requisite corporate power and authority to enter into this Agreement and each of BN and Transferor are authorized to perform their respective obligations hereunder. Transferor has, or on the Closing Date will have, the requisite corporate power and authority to enter into the Limited Liability Company Agreement and to perform its obligations thereunder. This Agreement is a valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally and (b) general principles of equity. When executed, the Limited Liability Company Agreement will be a valid and binding obligation of B&N.com Holding enforceable against Transferor in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally and (b) general principles of equity. No other act, approval or proceedings on the part of BN is, or will be, required to authorize the execution and delivery of this Agreement and the Limited Liability Company Agreement by B&N.com Holding or the consummation of the transactions contemplated by each such agreement.

                (c) No Conflict. This Agreement and the Limited Liability Company Agreement and the execution and delivery of each such agreement by Transferor and B&N.com Holding, respectively do not, and the fulfillment and compliance with the terms and conditions of each such agreement and the consummation of the transactions contemplated by each such agreement will not:

                       (i) conflict with, result in a breach of, constitute a default under, or require the consent of any Person under, any of the terms, conditions or provisions of the articles of incorporation or by-laws of BN or Transferor or B&N.com Holding or the constituent documents of the Company;


                                      - 9 -

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                       (ii) violate any provision of, or require any consent,
authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to BN, B&N.com Holding, the Company or Transferor;

                       (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, the termination of, or the right to terminate, any material indenture, mortgage, lease, license, franchise, permit, approval, agreement or instrument to which BN, B&N.com Holding, the Company or Transferor is a party or by which it is bound or to which its assets or properties are subject; or

                       (iv) result in the creation or imposition of any Encumbrance upon the assets or property of BN, B&N.com Holding, the Company or Transferor under any such material indenture, mortgage, lease, license, franchise, permit, approval, agreement or instrument.

Neither BN, the Company nor Transferor is subject to any order, judgment, decree or award of any court or other judicial, administrative or regulatory body or arbitrator having prospective effect on the assets or the business of BN, the Company or Transferor.

                (d) Financial Statement.

                       (i) BN has delivered to USO true, complete and correct copies of the: (i) audited balance sheets as of January 31, 1998 of the Transferor; (ii) audited statements of operations and statements of cash flows of Transferor for the year ended January 31, 1998; (iii) unaudited balance sheet of Transferor as of August 1, 1998, and (iv) unaudited statements of operations for the six (6) month period ended August 1, 1998 (collectively, the "Financial Statements").

                       (ii) The Financial Statements have been prepared in accordance with GAAP, and present fairly the financial condition of Transferor as of such dates and the results of its operations and changes in cash flow for such periods.

                (e) No Undisclosed Liabilities. Except for: (i) liabilities which are reflected or reserved against in the Financial Statements, (ii) normal and usual current commercial liabilities incurred in the ordinary course of business, or (iii) as set forth in Schedule 4.1(e) of the Disclosure Letter, the properties, assets or liabilities listed in the BN Contribution Schedule which will be transferred to the Company are not subject to any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due.

                (f) Litigation. Schedule 4.1(f) of the Disclosure Letter contains a complete and accurate list and description of all material claims, demands, suits, actions, proceedings, settlements, awards and judgments upon or against the Company, B&N.com Holding or the Transferor relating to any of the properties, assets or liabilities listed in the BN Contribution Schedule. Except as set forth in Schedule 4.1(f) of the Disclosure Letter and to the extent relating to the assets set forth in the BN Contribution Schedule:

                       (i) neither the Company, B&N.com Holding nor the


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Transferor is charged with a violation of, or to its knowledge threatened with a charge of a violation of, any provision of any foreign or United States federal, state or local law or regulation; and

                       (ii) neither the Company, B&N.com Holding nor the Transferor is operating its business under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree to which the Company, Transferor or its predecessors is a party or by which it or its assets or property is bound, issued by any foreign or United States court or federal, state, municipal or governmental department, commission, board, agency or instrumentality.

                (g) Capitalization. BN owns all of the issued and outstanding shares of stock of Transferor. Transferor and B&N.com Member own (or will own as of the Effective Date) an interest equal to one hundred percent (100%) of all Membership Interests, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing a Membership Interest, except as required by the Limited Liability Company Agreement. All of the Membership Interests have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Limited Liability Company Agreement, there are no contracts relating to the issuance, sale, or transfer of any interest in the Company. None of the Membership Interests was issued in violation of any Legal requirement. The Company does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Upon consummation of the transactions contemplated in this Agreement, USO will own a Membership Interest (free and clear of all Encumbrances) equal to fifty percent (50%) of the aggregate Membership Interests.

                (h) Title to Properties; Encumbrances.

                       (i) As of the Closing Date the Company will have good and valid title to all material assets reflected on the Financial Statement or thereafter acquired, except those sold or otherwise disposed of since the date of the Financial Statement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

                       (ii) Schedule 4.1(h)of the Disclosure Letter sets forth a complete list of all real property and interests in real property leased by the Company (the "Leased Property"). The Company has good and valid title to the leasehold estates in all the Leased Property free and clear of all Encumbrances except;

                           A. leases, subleases and similar agreements set forth in Schedule 4.1(h) of the Disclosure Letter;

                           B.     Permitted Encumbrances;

                           C. easements, covenants, rights-of-way and other similar restrictions of record;

                           D. any conditions that may be shown by a current, accurate survey or physical inspection of any Leased Property made prior to Closing; and

                           E.     zoning, building and other similar
                                  restrictions;

                           F.     Encumbrances, easements, covenants,
                                  rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Transferor or the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto; and

                           G. unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (iv), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the business of the Transferor or the Company as presently conducted.

Neither the Transferor nor the Company owns any real estate.

                (i) Condition and Sufficiency of Assets. Except as set forth in
Schedule 4.1(i)of the Disclosure Letter, to the Company's knowledge, the buildings, plants, structures, and equipment intended to be contributed to the Company are structurally sound, are in good operating condition and repair, and are in compliance, in all material respects, with applicable legal requirements, are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

                (j) Accounts Receivable. Except as set forth in Schedule 4.1(j) of the Disclosure Letter, all the accounts receivable that are reflected on the Financial Statement or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

                (k) Inventory. All the inventory contributed or to be contributed to the Company, whether or not reflected in the Financial Statement, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below- standard quality, all of which shall have been written off or written down to net realizable value in the Financial Statement or on the Company's accounting records as of the Closing Date, as the case may be.

                (l) Taxes. Except as otherwise disclosed in Schedule 4.1(l) of the Disclosure Letter:

                       (i) each of the Transferor and the Company have filed when due all material Tax Returns required by applicable law to be filed with respect to the Transferor and the Company and all Taxes shown to be due on such Tax Returns have been paid;

                       (ii) all Taxes relating to periods ending on or before the Closing Date owed by the Transferor or the Company, if required to have been paid, have been paid (except for Taxes which are being contested in good faith);

                       (iii) any liability of the Transferor or the Company for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the Financial Statement in accordance with generally accepted accounting principles; and

                       (iv) there are no Tax Encumbrances with respect to Transferor that may affect the Company.

                (m) No Material Adverse Change. Since the date of the Financial Statement, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Transferor or the Company.

                (n) Absence of Certain Changes and Events. Except as set forth in Schedule 4.1(n) of the Disclosure Letter or as a result of the transactions contemplated herein, since August 1, 1998 each of the Transferor and the Company have conducted business only in the ordinary course of business and there has not been any:

                       (i) change in the Company's Membership Interests; grant of any option or right to purchase Membership Interests; issuance of any security convertible into such Membership Interests; purchase, redemption, retirement, or other acquisition by the Company of any Membership Interests; or declaration or payment of any dividend or other distribution or payment in respect of Membership Interests;

                       (ii) amendment to the organizational documents of the Company, except as contemplated in the Limited Liability Company Agreement;

                       (iii) (A) increase, decrease or modification of, nor any commitment to increase, decrease or modify, the rate or terms of compensation (including base salary or bonus) payable or to become payable to any officer or director of the Transferor or the Company, or (B) adoption, entry into, modification or amendment of, nor any commitment to adopt, enter into, modify or amend the terms of any Employee Plan, except in connection with the transactions contemplated by this Agreement;

                       (iv) damage to or destruction or loss of any asset or property of the Transferor or the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, or financial condition of the Transferor or the Company, taken as a whole;

                       (v) entry into, termination of, receipt of notice of termination of, or cancellation or waiver of any claims or rights with respect to, any material contract to which Transferor or the Company are or were parties;

                       (vi) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of the Transferor or the Company, distribution of any dividend (whether in kind or in cash), or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Transferor or the Company;

                       (vii) material change in the accounting methods used by the Transferor or Company; or

                       (viii) agreement in writing by the Transferor or the Company to do any of the foregoing.

                (o) Insurance. The Transferor maintains, in full force and effect, and the Company will acquire, by assignment from Transferor, insurance with responsible and reputable insurance companies or associations in amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably deemed necessary by BN and Transferor. Transferor has maintained, in full force and effect, and the Company will acquire from Transferor by assignment, public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Transferor and the Company and any properties owned, occupied, or controlled by Transferor or the Company, except for failure to obtain or maintain as would not have a material adverse effect on the Transferor or the Company.

                (p) Environmental Matters. Except as set forth in Schedule 4.1(p) of the Disclosure Letter:

                       (i) The Company, to its knowledge, is not in violation of any material Environmental Law where such violation will have a material adverse effect on the Company and neither BN, Transferor nor the Company has received any written communication regarding an alleged violation of any Environmental Law from any Person or Governmental Body or written notice of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which Transferor or the Company has or had an interest. Neither BN, the Transferor or the Company has received any written notice of potential responsibility or letter of inquiry from any private party or governmental agency for any Facility of Transferor or the Company or for any off-site facility under CERCLA or any state or local counterpart thereof.

                       (ii) There are no pending or, to the knowledge of BN, Transferor or the Company, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any material Environmental, Health, and Safety Liabilities or arising under or pursuant to any material Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Transferor or the Company has or had an interest.

                       (iii) No Hazardous Materials have been used, stored, manufactured or processed at the Facility except as necessary to the conduct of its business and in compliance with all material Environmental Laws applicable to the use, storage, manufacture or processing thereof, or except as will not have a material adverse effect on the Company. Transferor has obtained (and will assign to the Company or obtain in the name of the Company) and is in compliance with all material environmental permits and other material authorizations required for its operations at the Facilities by any applicable material Environmental Laws.

                       (iv) BN, Transferor and the Company do not, to their knowledge, have any material Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Transferor or the Company (or any predecessor), has or had an interest, or any such other property or assets.

                       (v) Except such as were made in full compliance with all applicable Environmental Laws or except as would not cause a material adverse effect to the Company, there has been no disposal, Release or, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which BN, Transferor or the Company has or had an interest.

                       (vi) Transferor has delivered to USO true and complete copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by Transferor or the Company pertaining to the Facilities and/or concerning compliance by the Transferor and the Company, with any material Environmental Laws.

                (q) Employee Benefits.

                       (i) Schedule 4.1(q)(i) of the Disclosure Letter sets forth a list of each formal or informal, oral or written plan, fund, program, agreement, payroll practice or other arrangement which the Transferor or Company sponsors, contributes to, participates in, or has or may have any liability or obligation (including any terminated plan) with respect to current or former employees or independent contractors of the Transferor or Company or their respective dependents, and (A) which is an "employee benefit plan" as defined in
Section 3(3) of ERISA, (B) whether or not an "employee benefit plan" as so defined, which provides any pension, profit sharing, severance, termination, equity, savings, bonus, change in control, incentive, holiday, vacation, perquisite, fringe or similar benefit to current or former employees or independent contractors of the Transferor or Company or their respective dependents, or (C) which is an employment, retainer, or consulting agreement to which the Transferor or Company is a party (each of the foregoing in (A), (B) or (C) an "Employee Plan," and collectively, the "Employee Plans"). Transferor has delivered or made available to USO true and complete copies of the plan documents, written instruments and/or agreements governing such Employee Plans.

                       (ii) A favorable determination letter from the Internal Revenue Service has been issued with respect to each Employee Plan intended to qualify under Section 401(a) of the Code, and nothing has occurred since the date of such determination letter which could result in disqualification of such Employee Plan. As of the Closing Date, neither the Transferor nor the Company has any liability or obligations with respect to any plan maintained by a Code Affiliate which is subject to Title IV of ERISA, other than with respect to the BN Pension Plan (as defined in Section 5.9 (b)(ii)(A)). The Transferor has furnished to USO the most recent actuarial valuation with respect to the BN Pension Plan.

                       (iii) Each Employee Plan has been maintained in material compliance with its terms and all provisions of applicable law, and no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975(c) of the Code has occurred with respect to any Employee Plan as a result of any act or omission of Transferor or a Code Affiliate. BN has paid all contributions required to be paid with respect to the Transferor's employees under all Employee Plans as and when due.

                       (iv) Neither the Transferor nor any Code Affiliate has incurred any withdrawal liability under Title IV of ERISA with respect to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, nor shall the Transferor or any Code Affiliate incur such withdrawal liability as a result of the transactions contemplated hereby.

                       (v) Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state statutes, no Employee Plan provides medical, life insurance or other welfare benefits to or with respect to former employees or independent contractors of the Transferor. Except as set forth on Schedule 4.1(q)(v) of the Disclosure Letter, the transactions contemplated hereby shall not trigger, increase or accelerate any payment or benefit under any Employee Plan, whether or not such payment or benefit would constitute an "excess parachute payment" as defined in Section 280G of the Code. No severance or termination benefits shall be payable to any employee or independent contractor of the Transferor or Company as a result of or in connection with the transactions contemplated hereby.

                       (vi) Schedule 4.1(q)(vi) of the Disclosure Letter sets forth a list of each employee of the Transferor or the Company who participates in the BN Deferred Comp Plan (as defined in Section 5.9(b)(iii)(A)) as of the Closing Date and the value of the Deferral Account (as defined thereunder) of each such participant as of the date set forth on Schedule 4.1(q)(vi) of the Disclosure Letter. None of the Employee Plans includes a "flexible spending account" within the meaning of Proposed Treasury Regulation Section 1.125-2, Q&A-7(c). With regard to any voluntary employees' beneficiary association (as defined in Section 501(c)(9) of the Code) ("VEBA") which is maintained under or with respect to any Employee Plan, as of the Closing Date there are no assets accumulated or held under such VEBA with respect to such employees.

                (r) Labor and Employment. There is no collective bargaining agreement, memorandum agreement or other labor contract covering employees of the Transferor or the Company, and, to the knowledge of the Transferor or the Company, no union or other labor organization is seeking to organize such employees, or to be recognized as a collective bargaining representative of such employees. There is no pending or, to the knowledge of the Transferor, threatened strike, work stoppage, material unfair labor practice claim or other material labor dispute against or affecting the Transferor, the Company or their respective employees. A list of each current employee of the Transferor and the Company and his position, status (active, disabled or on other leave) annual compensation (including latest bonus), date of hire and date of birth will be provided to USO prior to the Closing Date.

                (s) Contracts.

                       (i) Schedule 4.1(s)(i) of the Disclosure Letter hereto is a true and complete list of all contracts which are material to the business, operations, assets and liabilities of the Transferor and which will be assigned to the Company (the "Contracts").

                       (ii) Except as otherwise disclosed on Schedule 4.1(s)(ii) of the Disclosure Letter, the Contracts are valid, binding, and enforceable in accordance with their terms (assuming the other parties thereto are bound, as to which none of BN, Transferor and the Company has any reasonable basis to believe otherwise) and in full force and effect, except where any such invalidity or failure to be binding, enforceable or in full force and effect would not have a material adverse effect.

                       (iii) Except as otherwise disclosed on Schedule 4.1(s)(iii) of the Disclosure Letter, neither the Transferor nor the Company is, and to the knowledge of BN, Transferor and the Company, no other party to such Contract is, in default thereunder, and no event has occurred which, with or without the passage of time or the giving of notice or both, would constitute a default thereunder, except in each case for default as would not have, individually or in the aggregate, a material adverse effect on the conduct of business by, or the assets and liabilities of, the Transferor or the Company.

                       (iv) Except as set forth on Schedule 4.1(s)(iv) of the Disclosure Letter, all of the Contracts are assignable without obtaining third party consent to the Company, and none of such Contracts has change in control provisions that would allow another party the right to terminate the Contract or take action that is adverse to the Transferor or the Company, except with respect to Contracts as would not have, individually or in the aggregate, a material adverse effect on the conduct of business or the assets and liabilities of the Transferor or the Company.

                (t) Patents, Trademarks, Software.

                       (i) Except as disclosed on Schedule 4.1(t) of the Disclosure Letter hereto, the Transferor owns, and the Company will own as of the Closing, free and clear of all Encumbrances, the right to use, sell, license or dispose of such patents, copyrights, trademarks, service marks, and applications and registrations therefor, and trade names, trade secrets, customer lists, proprietary technology processes and formulae, source code, object code, know-how, inventions, other confidential and proprietary information and other intellectual property rights as are necessary to permit the Transferor and the Company to carry on the business as currently conducted by the Transferor, except for failures to own free and clear, license to use or otherwise have sufficient rights to use as would not have a material adverse effect (the "Rights"). Schedule 4.1(t) of the Disclosure Letter sets forth all registered patents, copyrights, trademarks and service marks included in the Rights, all of which are in full force and effect and are not subject to any Taxes or maintenance fees, except as set forth on Schedule 4.1(t) of the Disclosure Letter, or except where the failure to be in full force or effect or to be so subject would not have a material adverse effect. Except as set forth on Schedule 4.1(t) of the Disclosure Letter, or pursuant to the Transferor's "Affiliates Program", neither BN, Transferor nor the Company has licensed or granted to anyone the right to use the name "Barnes and Noble" in connection with business conducted on the Internet or any other name associated with or used by the Transferor in connection with the business conducted by the Transferor or the Company. Except as set forth on Schedule 4.1(t) of the Disclosure Letter, none of BN, Transferor nor the Company (i) has licensed or granted to anyone rights of any nature to use any Rights that would limit the exercise of such Rights by the Transferor or the Company, or that would limit or prevent the Transferor or the Company from using, selling, licensing or disposing of Rights in any market or geographic region, including in direct competition with any licensee of such Rights in such geographic region; (ii) except for the $50,000 annual royalty payable by the Company to BN College, is obligated to pay royalties, fees or other payments to anyone for use of any single Right; and (iii) has received notice from any third party or otherwise has knowledge that any Rights or any services or products marketed or sold by the Transferor or the Company violates any intellectual property right of a third party, except for such violations as would not have a material adverse affect. To Transferor's knowledge, there exists no infringement by any third party of any Rights that would have a material adverse effect and there is no pending or, to the knowledge of either Transferor or the Company, threatened claim or litigation against the Transferor or the Company contesting its use of any Rights, asserting the misuse of any Rights, or asserting the infringement or other violation of any rights of a third party, nor, to the knowledge of either Transferor or the Company, is there any reasonable basis for any such claim, where, in any such case, individually or in the aggregate, such infringement, claim or litigation would have a material adverse effect.

                       (ii) All copyrightable works, inventions and know-how conceived by employees or, to the knowledge of BN, the Transferor or the Company, independent contractors of the Transferor or the Company within the scope of their employment or retention, as the case may be, and related to the business conducted by the Transferor were and are "works for hire," or if they were or are not, then all right, title and interest therein were transferred and assigned to, or vested in, the Transferor or the Company except where the failure to be "works for hire" or to have been so transferred, assigned or vested would not have a material adverse effect.

                       (iii) Except as set forth on Schedule 4.1(t) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Rights, the alteration, impairment or extinguishing of which would have a material adverse effect. Following the consummation of the transactions contemplated hereby, the Company will own, free and clear of all Encumbrances, or have the exclusive right to use, sell, license or dispose of or otherwise will have sufficient rights to use, the Rights, except for failures to own free and clear, license to use or otherwise have sufficient rights to use as would not have a material adverse effect.

                       (iv) To the best of BN's and Transferor's knowledge, the software used by Transferor with respect to the Business, including embedded software, either: (i) is not affected (with respect to performance and functionality) by dates prior to, during and after the year 2000; or (ii) insofar as such software is so affected, Transferor has taken reasonable steps to assure that any problems which may arise with respect to dates prior to, during and after the year 2000 will be corrected sufficiently in advance of the year 2000.

                (u) Relationships with Related Persons. Except as set forth on
Schedule 4.1(u) of the Disclosure Letter, neither BN nor any Related Person of BN or its officers or directors has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), which will be used in or pertaining to the Company's business. Neither BN nor any Related Person of BN owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Transferor or the Company other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Transferor or the Company with respect to any line of the products or services of such Person in any market presently served by such company. Except as set forth in Schedule 4.1(u) of the Disclosure Letter, neither BN nor any Related Person of BN or of the Company is a party to any contract with, or has any claim or right against the Company.

                (v) Disclosure. No representation or warranty by Transferor contained in this Agreement, nor any statement contained in the Limited Liability Company Agreement or in any Schedule, certificate, list or other instrument furnished or to be furnished by Transferor or BN to USO pursuant to this Agreement or the Limited Liability Company Agreement or in connection with the transactions contemplated by either, contains any untrue statement of a material fact or omits to state a material fact which is necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to Transferor which materially adversely affects the condition (financial or otherwise), properties, assets, business, operations or prospects of Transferor as they relate to the assets listed on the BN Contribution Schedule which has not been set forth herein or in the Schedules hereto. All documents delivered or to be delivered by Transferor or BN to USO pursuant to this Agreement are or will be true and complete copies of what they purport to be.

         Section 4.2 Representations and Warranties of USO. USO represents and warrants to Transferor that:

                (a) Organization and Existence. USO is a corporation duly organized, validly existing and in good standing under the laws of Delaware. USO has full legal power and authority to own and lease the properties and assets it now owns and leases and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

                (b) Authority and Approval. Each of BAG and USO has the legal Spower and authority to enter into this Agreement and to perform its obligations hereunder. Each of BAG and USO has, or on the Closing Date will have, the legal power and authority to enter into the Limited Liability Company Agreement and to perform its obligations thereunder. This Agreement is a legal, valid and binding obligation of each of BAG and USO, enforceable against each of BAG and USO in accordance with its terms, subject to:

                       (i) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally; and

                       (ii) general principles of equity. When executed, the Limited Liability Company Agreement will be a valid and binding obligation of USO enforceable against USO in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally and (b) general principles of equity. No other act, approval or proceeding on the part of USO is or will be required to authorize the execution and delivery of this Agreement and the Limited Liability Company Agreement by USO or the consummation of the transactions contemplated by each such agreement.

                (c) No Conflict. This Agreement and the Limited Liability Company Agreement and the execution and delivery of each such agreement by each of BAG and USO do not, and the fulfillment and compliance with the terms and conditions of each such agreement and the consummation of the transactions contemplated by each will not:

                       (i) conflict with any of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of incorporation, by-laws or other corporate documents of each of BAG and USO;

                       (ii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lease, agreement or instrument to which USO is a party or by which it is bound or to which any of its assets or property is subject; or

                       (iii) result in the creation of any Encumbrance upon the assets or property of USO under any such indenture, mortgage, lease, agreement or instrument.

USO is not subject to any order, judgment, decree or award of any court or other judicial, administrative or regulatory body or arbitrator having prospective effect.

                (d) Disclosure. No representation or warranty by either BAG or USO contained in this Agreement, nor any statement contained in the Limited Liability Company Agreement or in any Schedule, certificate, list or other instrument furnished or to be furnished by either BAG or USO to Transferor pursuant to this Agreement or the Limited Liability Company Agreement or in connection with the transactions contemplated by either, contains any untrue statement of a material fact or omits to state a material fact which is necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. All documents delivered or to be delivered by either BAG or USO to Transferor pursuant to this Agreement are or will be true and complete copies of what they purport to be.

                                    ARTICLE V

                                    COVENANTS

         Section 5.1 Filings. Each of the parties hereto agree to cooperate fully with the other in the preparation and filing, whether before or after the Closing Date, of all documents and instruments required to be filed by BN, BAG, USO, the Transferor, B&N.com Holding or the Company, in connection with the transactions contemplated by this Agreement and the Limited Liability Company Agreement, including, without limitation, any business certificate, or any trade, assumed or fictitious name certificates, or any applications for authority to do business, or any registrations or assignments of registrations of any patents, trademarks, trade names, service marks, copyrights or similar rights.

         Section 5.2 Access and Investigation. Between the Effective Date and the Closing Date, the Transferor and the Company and its representatives shall, subject to the provisions of Section 9.1: (a) afford USO and its representatives and prospective lenders and their representatives (collectively, "USO's Advisors") full and free access to Transferor's and Company's personnel, properties, contracts, books and records, and other documents and data relating to the Transferor and/or the Company, (b) furnish USO and USO's Advisors with copies of all such contracts, books and records, and other existing documents and data relating to the Transferor and the

Company and/or the Transferor as USO may reasonably request, and (c) furnish USO and USO's Advisors with such additional financial, operating, and other data and information as USO may reasonably request relating to the Transferor and/or the Company.

         Section 5.3 Operation of the Business of the Transferor and Company. Between the Effective Date and the Closing Date, the Transferor and the Company shall, other than with respect to actions contemplated in or by this Agreement or set forth on Schedule 4(n) of the Disclosure Letter:

                (a) conduct the business of the Transferor and the Company only in the ordinary course of business;

                (b) use its best efforts to preserve intact the current business organization of the Transferor and the Company, keep available the services of the current managers, officers, employees, and agents of the Transferor and the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Transferor and the Company;

                (c) confer with USO concerning operational matters of a material nature with respect to the Transferor and the Company; and

                (d) otherwise report periodically to USO concerning the status of the business, operations, and finances of the Transferor and the Company.

         Section 5.4 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the Effective Date and the Closing Date, the Transferor and the Company shall not, without the prior consent of USO, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.1(n) (other than as set forth in Schedule 4(n) of the Disclosure Letter) is likely to occur.

         Section 5.5 Required Approvals. Transferor and USO acknowledge that there are no filings required by legal requirements to be made by either party in order to consummate the contemplated transactions including, but not limited to, filings under the HSR Act.

         Section 5.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 7.1, the Transferor and its Affiliates shall not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than USO) relating to any transaction involving the potential sale of the business or assets (other than in the ordinary course of business) of the Transferor or the Company, or any of the Membership Interests in the Company, or (except into or with an Affiliate) any merger, consolidation, business combination, or similar transaction involving the Transferor or the Company.

         Section 5.7 Delayed Receipts. In the event that the Transferor receives any property, assets, payment or otherwise which constitutes a part of the business contributed to the Company, such item shall be promptly contributed to the Company.

         Section 5.8 Stock Options. As of the Effective Date, the

Company shall adopt the barnesandnoble.com inc. 1998 Incentive Plan (the "Incentive Plan") with such changes therein as are necessary to reflect the issuer as a limited liability company and not a corporation, and any other mutually agreeable changes that do not adversely affect the awards set forth in
Schedule 5.8 of the Disclosure Letter. The awards to date under the Incentive Plan are set forth in Section 5.8 of the Disclosure Letter. All such awards (other than 600,000 of Stephen Riggio's 800,000, which shall be forfeited) shall be converted into the same number of units in the Company, at the same exercise price per unit and vesting schedule, as set forth on Schedule 5.8 of the Disclosure Letter and the existing Membership Interests shall be converted into 33,333,334 taking into account the units to be issued to USO pursuant hereto as well as the Membership Interests currently outstanding, and any units to be issued in connection with the aforementioned awards shall be in addition to and not in reduction of the aforementioned 33,333,334 units.

         Section 5.9 Employees and Employee Benefits

                (a) The employment of all current employees of the Transferor shall terminate as of the Effective Date, and the Transferor and USO shall cause the Company to offer employment to such employees, effective as of November 1, 1998 (the "Start Date"), at rates of compensation and with employee benefits which, subject to Section 5.8, are substantially equivalent to the respective rates of compensation and benefits paid or provided to such employees by the Transferor as of the Effective Date. The employees of the Transferor who accept such offer of employment shall be referred to as "Company Employees." BN, the Transferor, USO and the Company shall take such action as is necessary to cause the Company to adopt or enter into, effective as of the Start Date (except as set forth in Section 5.9(b)(i)A.), benefit plans, funds, programs, agreements, payroll practices or other arrangements which effectuate the provisions of this
Section 5.9.

                (b) As soon as practicable after the Closing Date, but effective (except as set forth in Section 5.9(b)(i)A.) as of the Start Date, the following shall occur:

                       (i) Defined Contribution Plan

                       A. As of the Closing Date, the Company shall become a Participating Employer in and adopt the Barnes & Noble, Inc. 401(k) Savings Plan as in effect as of the Closing Date (the "BN 401(k) Plan") and employees of the Company shall participate thereunder under the same terms and conditions as BN employees, and shall earn service credit thereunder for service with the Company on the same basis as employees of BN receive credit for service with BN.

                       B. BN shall take all actions necessary to cause the BN 401(k) Plan to provide for investment of the Employer Contribution Accounts of the Company's Employees participating in the BN 401(k) Plan in BN stock for as long as BN is an "affiliate" of the Company within the meaning of Section 407(d)(7) of ERISA.

                       C. BN shall indemnify, defend and hold harmless the Company and USO against all Damages (as defined in Section 8.2) which arise as a result of or in connection with the form or operation of the BN 401(k) Plan under ERISA, the Code or otherwise, provided that BN shall have no such duty with respect to Damages which arise out of an act or omission of the Company. The Company shall have the right to terminate its participation in the BN 401(k) Plan at any time, in which event the Company shall establish a separate 401(k) Plan (the "Company 401(k) Plan") maintained solely with respect to employees of the Company, and BN and the Company shall take all actions necessary to cause the assets and liabilities of Company Employees under the BN 401(k) Plan to be transferred to the Company 401(k) Plan.

                       (ii) Defined Benefit Plan

                       A. The Company shall adopt a defined benefit pension plan designed to qualify under Section 401(a) of the Code (the "Company Pension Plan") which is substantially equivalent to the Barnes and Noble, Inc. Employees' Retirement Plan (the "BN Pension Plan") as in effect as of the Effective Date and provides service credits as set forth in the provisions of this Section 5.9(b)(ii). BN shall cause the trustees of the BN Pension Plan to transfer to the trust maintained pursuant to the Company Pension Plan, as soon as practicable after the Closing Date, an amount of assets in cash equal in value to the BN Pension Plan's projected benefit obligation determined as of the Effective Date with respect to Company Employees who are participants in the BN Pension Plan as of the Effective Date and the BN Pension Plan shall transfer to the Company Pension Plan the liabilities under the BN Pension Plan determined as of the Effective Date with respect to such Company Employees. The amount of such assets and liabilities shall be calculated as soon as practicable after the Closing Date by the BN Pension Plan's actuary based upon the assumptions set forth on Schedule 5.9(b)(ii)(A) of the Disclosure Letter, provided that the value of the assets to be transferred shall (x) be no less than the amount necessary to satisfy the requirements of Section 414(1) of the Code, (y) be increased by interest at the rate set forth on Schedule 5.9(b)(ii)(A) of the Disclosure Letter, for the period from the Effective Date to the date of transfer, and (z) be decreased to reflect benefit payments by the BN Pension Plan with respect to Company Employees during the period from the Effective Date to the date of transfer. The calculation made pursuant to the preceding sentence shall be available for review prior to such transfer by USO's actuary at USO's expense. The Company shall cause the Trustee of the Company Pension Plan to accept such transfer of assets and liabilities. Neither the Company nor the Company Pension Plan shall assume liability for the valuation of assets and liabilities under the BN Pension Plan necessary to file a Form 5500 for the BN Pension Plan. Neither BN, a Code Affiliate of BN nor the BN Pension Plan shall assume liability for the valuation of assets and liabilities of the Company Pension Plan necessary to file a Form 5500 for the Company Pension Plan.

                       B. The BN Pension Plan shall provide that service with the Company shall be taken into account for purposes of eligibility, vesting and early retirement subsidies for any person who becomes employed by BN or a Code Affiliate of BN by virtue of a direct transfer of employment from the Company. The Company Pension Plan shall provide that service with Transferor, BN or any Code affiliate of BN shall be taken into account for purposes of eligibility, vesting and early retirement subsidies for any person who becomes employed by the Company by virtue of a direct transfer of employment from BN or a Code Affiliate of BN, provided that such service rendered prior to the Start Date by a Company Employee also shall be recognized for benefit accrual purposes under the Company Pension Plan (but in no event will a Company Employee receive duplicate service credit for benefit accrual purposes under the Company Pension Plan for the same period of service).

                       C. The Company Pension Plan shall provide that in the event that any person becomes employed by BN or a Code Affiliate of BN by virtue of a direct transfer of employment from the Company, the accrued benefit of such person under the Company Pension Plan through the date of such transfer shall be calculated by taking into account increases in such person's age and compensation paid from BN or such Code Affiliate of BN after the date of such direct transfer of employment. The BN Pension Plan shall provide that in the event that any person becomes employed by the Company by virtue of a direct transfer of employment from BN or a Code Affiliate of BN, the accrued benefit of such person under the BN Pension Plan through the date of such transfer shall be calculated by taking into account increases in such person's age and compensation paid from the Company after the date of such direct transfer of employment. This Section 5.9(b)(ii)C. shall cease to apply if and when either of the Company Pension Plan or the BN Pension Plan is terminated or is amended to cease future accruals for all participants under the respective plan.

                       D. The Company Pension Plan shall not be amended or terminated for a period of one year after the Closing Date except that (x) the Company Pension Plan shall be amended to match an amendment to the BN Pension Plan adopted within that one year period which does not result in an increase in benefits under the Company Pension Plan, (y) the Company Pension Plan may be amended as required by applicable law, and (z) the Company Pension Plan may be terminated within such one year period to match a termination of the BN Pension Plan effected within that one year period.

                       E. Each of the BN Pension Plan and the Company Pension Plan shall provide that, to the extent that under a provision thereof a termination of employment renders a participant entitled to immediate payment of a benefit, a participant who terminates employment with an employer sponsoring one plan for the purpose of becoming employed by a sponsoring employer of the other plan shall not be considered to have terminated employment for the purpose of such provision.

                       (iii) Deferred Compensation Plan

                       A. The Company shall establish a deferred compensation plan (the "Company Deferred Comp Plan") which is substantially equivalent to the Barnes & Noble, Inc. Deferred Compensation Plan listed as Item 9 on Schedule 4.1(q)(i) of the Disclosure Letter (the "BN Deferred Comp Plan") as in effect on the Closing Date. The Company Deferred Comp Plan shall give credit for all service under the BN Deferred Comp Plan.

                       B. The Administrative Committee of the BN Deferred Comp Plan shall cause the trustee of any grantor trust established thereunder to transfer, as soon as practicable after the Closing Date, an amount in cash equal to the Deferral Account (as defined in the BN Deferred Comp Plan) of a Company Employee to the Company Deferred Comp Plan.

                       C. The Company Deferred Comp Plan and the BN Deferred Comp Plan shall each provide, or shall be amended as soon as practicable after the Closing Date to provide, that a participant in such plan who transfers employment to an employer who sponsors the other plan shall not be deemed to have terminated employment for purposes of eligibility to receive a benefit on the basis of termination of employment. In the event of such a transfer, the plan maintained by the employer from which the participant transfers shall, as soon as practicable after the date of the employment transfer, transfer to the other plan from the assets of any grantor trust established thereunder attributable to such participant an amount equal to the Deferral Account (as defined in the respective plan).

                (c) With respect to each Company Employee:

                       (i) BN or the Transferor shall be responsible for, and shall indemnify and hold harmless the Company and USO against, any actions, claims or proceedings brought by or on behalf of any Company Employee at any time, including, but not limited to, wrongful termination, breach of fiduciary duty, discrimination, sexual harassment, workers compensation or other employment-related matters, to the extent such claims are based solely upon actions, events or circumstances which occurred before the Start Date, except:
(x) to the extent that such matter is fully disclosed to USO pursuant to this Agreement; or (y) to the extent adequate reserves have been established in the financial statements of Transferor (as delivered to USO pursuant to this Agreement).

                       (ii) Subject to Section 5.9(b), BN or the Employee Plans shall have liability for or shall be responsible for all benefits provided pursuant to any Employee Plan, including, but not limited to, (A) deferred compensation, non-qualified and incentive plans or policies with respect to services rendered on or before the Effective Date and (B) medical, dental and other welfare benefits under any Employee Plan based on claims incurred prior to the Start Date under the terms of such Employee Plans, provided, however, that effective as of the Start Date a health plan adopted by the Company shall assume the obligation, if any, of the Barnes and Noble, Inc. Comprehensive Medical and Dental Plan (the "BN Health Plan") to provide health continuation benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to any person (y) who is a "qualified beneficiary" (within the meaning of Section 4980B(g)(1)(A) of the Code) under the BN Health Plan by virtue of such person's current or former employment with the Transferor or by virtue of being the spouse or dependent child of a current or former employee of the Transferor, and (z) with respect to whom a "qualifying event" (within the meaning of Section 4980B(f)(3) of the Code) has occurred. Notwithstanding the foregoing, the Company shall be responsible for satisfying obligations with respect to accrued vacation and sick time and personal holidays of Company Employees. Subject to Section 5.9(b), BN shall cause the Employee Plans to provide effective as of the Start Date that any employee of the Company who becomes employed by BN or a Code Affiliate of BN upon a direct transfer of employment from the Company shall be credited with such employee's service with the Company for purposes of determining benefits under such Employee Plans made available or provided to employees of BN or the Code Affiliate of BN. Such credit shall include credit for any co-payments and deductibles paid prior to the transfer of employment.

                       (iii) Subject to Section 5.9(b), BN and USO shall cause the Company to take such action as is necessary such that each Company Employee and each person who becomes an employee of the Company subsequent to the Start Date upon a direct transfer of employment from BN or a Code Affiliate of BN shall be credited with such Company Employee's or such person's service with the Transferor, BN or the Code Affiliate of BN, as the case may be, for purposes of determining benefits under any employee benefit plans, funds, programs, agreements, payroll practices or other arrangements (including, but not limited to, vacation) made available or provided to employees of the Company. Such credit shall include credit for co-payments and deductibles paid prior to the Start Date (in the case of Company

Employees) and prior to transfer of employment (in all other cases). For Company Employees, the amount of service to be credited shall be based on the years of service for such Company Employee.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         Section 6.1 Conditions to the Obligations of USO. The obligations of USO to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in whole or in part by USO:

                (a) Representations and Warranties True. The representations and warranties contained in Section 4.l and in all schedules and certificates delivered by Transferor to USO pursuant to this Agreement shall be true and accurate on and as of the Closing Date with the same effect as though made on and as of such date, except for such changes, if any, as may be expressly permitted by this Agreement or agreed to in writing by the parties hereto.

                (b) Performance of Covenants. Transferor shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by it hereunder on or prior to the Closing Date.

                (c) Licenses, Consents, etc. Transferor shall have obtained all licenses, approvals, and permits of governmental authorities required to be obtained by it for or in connection with the transactions contemplated hereby, and all consents and approvals, if any, of other parties, including, but not limited to, the consent of creditors or contracting parties of Transferor, in each case in which the failure to obtain such consent or approval of other parties would have a material adverse effect on the assets, properties and liabilities identified on the BN Contribution Schedule or would materially interfere with the right or ability of the Company to use the assets and properties listed on the BN Contribution Schedule or interfere with the rights or ability of Transferor to transfer good and unencumbered title to or lawful use of the assets and properties identified in the BN Contribution Schedule, and no such governmental license, approval or permit or consent or approval of any third party shall have been withdrawn or suspended.

                (d) No Injunction. On the Closing Date, there shall be no injunction, writ, restraining order or any other order of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for in this Agreement or the Limited Liability Company Agreement not be consummated as herein or therein provided.

                (e) No Actions. On the Closing Date, there shall be no action or proceeding pending or threatened by or before any court or other judicial, administrative or regulatory body to restrain or prohibit the transactions contemplated by this Agreement or the Limited Liability Company Agreement.

                (f) Corporate Authorization. Transferor shall have delivered to USO a certificate of the Secretary of Transferor, in form reasonably satisfactory to USO and its counsel, dated the Closing Date, certifying that (i) a true and correct copy of the articles of incorporation and by-laws of the Transferor, as amended as of the Closing Date, is attached thereto, and (ii) the authorization and approval of this Agreement and the Limited Liability Company Agreement and the transactions contemplated hereby and thereby by the Board of Directors of Transferor in accordance with the provisions of its by-laws.

                (g) Other Agreements. Transferor shall execute and deliver or cause to be executed and delivered, on its own behalf or on behalf of the Company, whichever applicable, the agreements identified in Section 2.6.

                (h) Officer's Certificate. Transferor shall have delivered to USO a certificate signed by a duly authorized officer of Transferor, dated the Closing Date, in form and substance reasonably satisfactory to USO and its counsel, certifying as to the satisfaction on the Closing Date of the conditions specified in Sections 6.1(a) through (g) hereof and Section 2.6.

         Section 6.2 Conditions to the Obligations of Transferor. The obligations of Transferor to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in whole or in part by Transferor:

                (a) Representations and Warranties True. The representations and warranties contained in Section 4.2 and in all certificates delivered by USO to Transferor pursuant to this Agreement shall be true and accurate on and as of the Closing Date with the same effect as though made on and as of such date, except for such changes, if any, as may be expressly permitted by this Agreement or agreed to in writing by the parties hereto.

                (b) Performance of Covenants. USO shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by it hereunder on or prior to the Closing Date.

                (c) Licenses, Consents, etc. USO shall have obtained all licenses, approvals, and permits of governmental authorities required to be obtained by it for or in connection with the transactions contemplated hereby.

                (d) No Injunction. On the Closing Date, there shall be no injunction, writ, restraining order or any other order of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for in this Agreement or the Limited Liability Company Agreement not be consummated as herein or therein provided.

                (e) No Actions. On the Closing Date, there shall be no action or proceeding pending or threatened by or before any court or other judicial, administrative or regulatory body to restrain or prohibit the transactions contemplated by this Agreement or the Limited Liability Company Agreement.

                (f) Corporate Authorization. USO shall have delivered to Transferor a certificate of a duly authorized officer of USO, in form reasonably satisfactory to Transferor and its counsel, dated the Closing Date, certifying that (i) a true and correct copy of the certificate of incorporation and by-laws of USO, as amended as of the Closing Date is attached thereto, and (ii) the authorization and approval of this Agreement and the Limited Liability Company Agreement and the transactions contemplated hereby and thereby by the Board of Directors of USO in accordance with the provisions of its by-laws.

                (g) Other Agreements. USO shall execute and deliver or cause to be executed and delivered, on its own behalf, or by its Affiliates, as the case may be, or on behalf of the Company, whichever applicable, the agreements identified in Section 2.6.

                (h) Officer's Certificate USO shall have delivered to Transferor a certificate signed by a duly authorized officer of USO, dated the Closing Date, in form and substance reasonably satisfactory to Transferor and its counsel, certifying as to the satisfaction on the Closing Date of the conditions specified in Sections 6.2(a) through (g) hereof and Section 2.6.

                                   ARTICLE VII

                                   TERMINATION

         Section 7.1 Termination. This Agreement may be terminated before the Closing Date only as follows:

                (a) By written agreement of Transferor and USO at any time.

                (b) By USO, by written notice to Transferor at any time, if, through no fault of USO, one or more of the conditions specified in Section 6.1 is not satisfied at the time at which the Closing would otherwise occur (provided that Transferor shall have fifteen (15) days after written notice to cure such conditions) or satisfaction of such a condition is or becomes impossible.

                (c) By Transferor, by written notice to USO at any time, if, through no fault of Transferor, one or more of the conditions specified in
Section 6.2 is not satisfied at the time at which the Closing would otherwise occur (provided that USO shall have fifteen (15) days after written notice to cure such conditions) or satisfaction of such a condition is or becomes impossible.

                (d) By Transferor or USO, by written notice to the other, if, through no fault of the terminating party, the Closing has not taken place for any reason on or before April 30, 1999.

                                  ARTICLE VIII

             NATURE AND SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         Section 8.1 Nature and Survival of Representations and Warranties. All representations and warranties made by Transferor or USO in this Agreement and in any schedules, certificates or other documents delivered in connection with the transactions contemplated hereby shall survive the Closing for a period of twelve (12) months after the end of the Company's first fiscal year.

         Section 8.2 Indemnification.

                (a) Transferor shall promptly indemnify, defend and hold harmless USO and the Company against all damage, loss, liability, recovery, deficiency cost or expense, including, without limitation, reasonable attorneys' fees and costs related thereto ("Damages"), suffered or incurred by USO or the Company, to the extent such Damages result in a diminution in the value of USO's Company Interest, arising from or in connection with any misrepresentation or breach of any representation or warranty or nonfulfillment of a covenant or agreement made by Transferor set forth in this Agreement or in any Exhibit, Schedule or certificate delivered pursuant hereto. No investigation by USO at or prior to the Closing shall relieve Transferor of any liability hereunder, except with respect to any written disclosures, Schedules, Exhibits, certificates or documents furnished in connection with this Agreement.

                (b) USO shall promptly indemnify, defend and hold harmless Transferor and the Company against all Damages suffered or incurred by Transferor or the Company, to the extent such Damages result in a diminution in the value of Transferor's Company Interest, arising from or in connection with any misrepresentation or breach of representation or warranty or nonfulfillment of a covenant or agreement made by USO set forth in this Agreement or in any Exhibit, Schedule or certificate delivered pursuant hereto. No investigation by Transferor at or prior to the Closing shall relieve USO of any liability hereunder, except with respect to any written disclosures, Schedules, Exhibits, certificates or documents furnished in connection with this Agreement.

         Section 8.3 Brokers. Transferor shall indemnify, defend and hold harmless USO, and USO shall indemnify, defend and hold harmless Transferor, from and against all loss, liability, damage or expense (including reasonable attorneys' fees) in connection with any claim by any Person for brokers' or finders' fees or commissions or similar payments and related expenses based upon any agreement or understanding alleged to have been made with respect to the transactions contemplated hereby by such Person with USO (in the case of USO as the indemnifying party) or with Transferor (in the case of Transferor as the indemnifying party).

         Section 8.4 Indemnification Procedure. Transferor or USO, as the case may be, shall notify the party against whom indemnification is sought promptly of any claim it may have or any claim by any third party coming to its attention which may result in any liability hereunder on the other's part. Neither Transferor nor USO shall have any liability under this Article VIII unless notice of a claim for indemnity has been given to the other party, with sufficient detail of the events giving rise to such claim, on or prior to the date twelve (12) months after the end of the Company's first fiscal year, with the exception of any claim under Section 8.3, which claim may be asserted until the expiration of the relevant statute of limitations. The indemnifying party shall be entitled at its own expense to conduct the defense of any third party claim with counsel of its own choosing, subject to approval by the party seeking indemnification (whose approval shall not be unreasonably withheld), but the party seeking indemnification shall be entitled to participate in such defense with counsel of its own choosing and at its own expense, provided that control of the defense will remain with counsel for the indemnifying party if the indemnifying party has acknowledged unequivocally in writing its obligation to indemnify the other in regard to the claims to be defended against. Failure to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the defense of any claim is prejudiced by such failure to give notice. The indemnifying party shall have the right to compromise or settle for money damages only any claim giving rise to an obligation for indemnification hereunder; any claim compromised or settled by the indemnified party shall not be subject to indemnification hereunder.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Confidentiality. Transferor and USO will, in their respective capacities, receive and at all times, both before and after the Closing or termination of this Agreement, treat in confidence, any information of the disclosing party (or their respective Affiliates) which is disclosed to the receiving party, pertaining to the finances, technology, production methods and processes', general business operations, prices charged and pricing policies, marketing practices or policies, litigation, identity of customers, or any other confidential aspect (collectively, the "Confidential Matters") of the disclosing partner or of the Company, except for any such information which:

                       (i) at the time of disclosure is publicly available or becomes publicly available through no act or omission of the receiving party;

                       (ii) was in the receiving party's possession, otherwise than as a result of a confidential or fiduciary relationship, prior to the disclosure thereof by the disclosing party; or

                       (iii) is thereafter disclosed to the receiving party by a third party which did not acquire the information under an obligation of confidentiality.

         Section 9.2 Governing Law; Jurisdiction. This Agreement shall be governed by and be construed in accordance with the law of the State of New York, without regard however to the conflicts of laws principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or otherwise relating to, this Agreement shall be brought against Transferor or USO in the courts of the State of New York or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties, for itself and its shareholders, hereby submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

         Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be given and delivered by messenger, transmitted by telecopy or telegram (in either case followed by reputable overnight courier sent the same day), by reputable overnight courier or mailed by certified mail, postage prepaid, return receipt requested, to the parties at the following addresses (or such other address as shall be specified by such party by like notice), and shall be deemed given on the date on which so delivered by messenger or reputable overnight courier, on the next business day following the date on which so transmitted by telecopy, telegram or on the next business day following the date on which so transmitted by telecopy, telegram or on the third business day following the date on which mailed by certified mail:

                     If to BAG:

                               Bertelsmann AG
                               Carl-Bertelsmann-Strasse 270

                               33311 Gutersloh, Germany
                               Attention: Dr. Klaus Eierhoff
                               Fax: (011) 49 5241 809 555

                     If to USO:

                               BOL.US Online, Inc.
                               1540 Broadway
                               New York, New York  10036
                               Attention: Robert J. Sorrentino
                               Telefax: 212-782-1010/1103

                     with a copy for each of BAG and USO to:

                               Walter, Conston, Alexander & Green, P.C.
                               90 Park Avenue
                               New York, New York 10016
                               Attention: Aydin S. Caginalp, Esq.
                               Telefax: 212-210-9444

                     If to Transferor:

                               barnesandnoble.com inc.
                               76 Ninth Avenue, 11th Floor
                               New York, New York 10011
                               Attention: Leonard Riggio
                               Telefax: (212) 675-0413

                     If to BN:

                               Barnes & Noble, Inc.
                               122 Fifth Avenue
                               New York, New York 10011
                               Attention: Mr. Leonard Riggio
                               Telefax: (212) 675-0413

                     with a copy for each of Transferor and BN to:

                               Robinson Silverman Pearce
                                 Aronsohn & Berman LLP
                               1290 Avenue of the Americas
                               New York, New York 10104
                               Attention: Michael N. Rosen, Esq.
                               Telefax: 212-541-1400

         Section 9.4 Additional Acts. Each of the parties hereto shall deliver such further documents and agreements, and do such further acts and things as may be necessary or expedient to carry out the provisions of this Agreement.

         Section 9.5 Entire Agreement; Waiver, Modifications. This Agreement and the other contemporaneous agreements referred to herein constitute a complete statement of all of the arrangements among the parties as of the date hereof with respect to the transactions contemplated hereby and thereby, and all other prior agreements of the parties with respect hereto or thereto are hereby merged into this Agreement and such other contemporaneous agreements. No modification, discharge or waiver, in whole or in part, of any of the provisions hereof shall be valid unless in writing and signed by the party against whom the same is sought to be enforced. A failure or omission of either party hereto to insist, in any instance, upon strict performance by the other party of any term or provision of this Agreement or to exercise any of its rights hereunder shall not be deemed a modification of any term or provision hereof, or a waiver or relinquishment of the future performance of any such term or provision by such party, nor shall such failure or omission constitute a waiver of the right of such party to insist upon future performance by the other party of any such term or provision or any other term or provision of this Agreement.

         Section 9.6 Headings; Interpretations. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular.

         Section 9.7 No Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and any Person that acquires an interest in the Company as permitted by the terms hereof or the Limited Liability Company Agreement. Otherwise, this Agreement is not assignable.

         Section 9.8 Invalidity. In the event that any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect to the extent feasible in the absence of the void and unenforceable provision. The parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

         Section 9.9 Third Party Beneficiary. The Company shall be a third party beneficiary of this Agreement.

         Section 9.10 Press Release. Transferor and USO shall cooperate with each other to issue a press release at such time, and in such form and substance, which is mutually agreeable to both parties.

         Section 9.11 Nonassignable Contracts.

                (a) In the event that the transactions contemplated by this Agreement involve the assignment of rights under any contract, agreement, license, claim, or of other rights, assets, or property, which are nonassignable without the consent, authorization or approval of the other party or parties thereto or any other third party (a "Nonassignable Contract"), and such consent, authorization or approval shall not have been obtained by Transferor prior to the Effective Date, then, notwithstanding anything in this Agreement to the contrary (and without relieving Transferor of any liability or obligation it may have under this Agreement), any such Nonassignable Contract shall not be assigned (except any rights to receive payments thereunder) until all such necessary consents, authorizations and approvals with respect to such Nonassignable Contract shall have been obtained, whereupon Transferor shall, without further consideration, promptly assign or cause the assignment of same to the Company. Notwithstanding any other provision in this Agreement, in the event that the Transferor complies with Sections 9.11(a) and 9.11(b), Transferor shall not be held liable or accountable for failing to deliver, assign or make available to the Company any of the licenses or other agreements assigned under this Agreement.

                (b) Until such time, if any, as all the necessary consents, authorizations and approvals shall have been obtained for the assignment of a Nonassignable Contract, Transferor, at its own expense, shall retain, preserve and hold in trust for the sole benefit of the Company all rights, interests and claims with respect to such Nonassignable Contract from and after the Effective Date; and Transferor shall, at the request of the Company, take all such action, enter into such arrangements and do or cause to be done such things as shall be reasonably requested by the Company to provide, make available and secure to the Company all of the funds, income and payments that would have inured to the Company upon an outright assignment of such Nonassignable Contract to the extent permitted by law and by contract. Except as provided by law or the Nonassignable Contract in question, the performance obligations of Transferor under such Nonassignable Contract as shall arise both (x) exclusively in respect of periods from and after the date on which the aforesaid funds are so made available thereunder and (y) exclusively in connection with the exploitation of such funds by the Company, shall be deemed to be sublicensed or subcontracted to the Company but only until such time (if any) as the rights under such Nonassignable Contract have been effectively assigned to the Company. Transferor shall pay over to the Company any amounts received by Transferor after the Effective Date in respect of any Nonassignable Contract, and the Company shall pay over to Transferor any amounts paid, or expenses incurred, by Transferor in performing any Nonassignable Contract after the Effective Date.

         Section 9.12 Obligations of BN and BAG. By their signatures below, BN agrees to be liable for any failure by Transferor to perform any of its obligations under this Agreement, the Limited Liability Company Agreement and any other agreements executed in connection herewith to which it is a party, and BAG agrees to be liable for any failure by USO to perform any of its obligations under this Agreement, the Limited Liability Company Agreement and any other agreements executed in connection herewith to which it is a party.

         IN WITNESS WHEREOF, the parties hereto, intending legally to be bound, have caused this Agreement to be duly executed as of the day and year first herein above written.

                                         BERTELSMANN AG

                                         By: /s/  Thomas Middelhoff
                                             -----------------------------------



                                         BOL.US Online, Inc.

                                         By: /s/  Robert Sorrentino
                                             -----------------------------------



                                         BARNES & NOBLE, INC.

                                         By: /s/  Leonard Riggio
                                             -----------------------------------



                                         barnesandnoble.com inc.

                                         By: /s/  Leonard Riggio
                                             -----------------------------------


                                         B&N.com Member Corp.

                                         By: /s/  Leonard Riggio
                                             -----------------------------------


                                         B&N.com Holding Corp.

                                         By: /s/  Leonard Riggio
                                             -----------------------------------